UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2011

CERUS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-21937	68-0262011
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2550 Stanwell Drive

Concord, California 94520

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (925) 288-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported on a Current Report on Form 8-K, filed by Cerus Corporation (the “Company”) with the Securities and Exchange Commission (“SEC”) on April 20, 2011, and amended on May 18, 2011 (as amended, the “Original Filing”), William M. Greenman was appointed as the Company’s President and Chief Executive Officer effective April 18, 2011. On May 12, 2011, the Company and Mr. Greenman entered into an agreement formalizing the compensation arrangements disclosed in the Original Filing (the “Letter”). In addition compensation arrangement disclosed in the Original Filing, the Letter provides that, in the event Mr. Greenman’s employment with the Company is terminated for any reason other than for cause, he would continue to receive his base salary and paid COBRA premiums for continuation coverage for 12 months from such termination and the vesting of his stock options will be accelerated. In the event of Mr. Greenman’s involuntary termination of employment, or voluntary termination for good reason, within 12 months following a change of control, he would receive a lump sum cash severance payment in an aggregate amount equal to 18 months of his base salary and paid COBRA premiums for continuation coverage for 18 months from the date of such termination and the vesting of his stock options would be accelerated. The description of Mr. Greenman’s compensation arrangements set forth herein and in the Original Filing is qualified in its entirety by reference to the full text of the Letter, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Employment Letter, by and between Cerus Corporation and William M. Greenman, dated May 12, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CERUS CORPORATION
Dated: May 18, 2011
	By:	/s/ Lori L. Roll
Lori L. Roll
Vice President, Administration and Corporate Secretary